Exhibit 99.1

Mercury Air Group, Inc. Announces Amendment to Loan Agreement and
Removal of Contingency for Payment of One-Time Special Cash Dividend

LOS ANGELES, Oct. 27— Mercury Air Group, Inc. (Amex: MAX ) today announced that it has reached agreement with its lender to permit payment of the $17.5 million one-time special cash dividend authorized by the Company’s Board of Directors on October 6, 2004 thereby removing the contingency for such dividend payment. This one-time special cash dividend of $5.70 per common share will be paid on November 5, 2004 and is after the payment of the accrued and unpaid mandatory dividend of approximately $70 thousand to holders of the Company’s Series A 8% Cumulative Convertible Preferred Stock.

“The payment of this dividend represents a significant step in the Company’s restructuring efforts and in our goal to return value to our shareholders” said Joseph A. Czyzyk, President and CEO of Mercury Air Group, Inc.

In accordance with the American Stock Exchange rules for this type of dividend, the Company’s common stock will not trade ex-dividend until November 8, 2004, the first trading date after the payment of the dividend.

About Mercury Air Group, Inc.

Los Angeles-based Mercury Air Group (Amex: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.